SUB-ITEM 77K:  Changes in registrant's certifying accountant

The Board of Trustees of Williamsburg Investment Trust (the "Registrant"), with the approval and recommendation of the Audit Committee, appointed Cohen Fund Audit Services, Ltd. ("Cohen") to serve as the Registrant's independent registered public accounting firm for the fiscal year ending March 31, 2016.  Cohen replaces Ernst & Young LLP ("Ernst & Young"), which resigned as the Registrant's independent registered public accounting firm, effective February 3, 2016.

During the periods that Ernst & Young LLP served as the Registrant's independent registered public accounting firm, including the Registrant's fiscal years ended March 31, 2015 and March 31, 2014, and through February 3, 2016, Ernst & Young's reports on the financial statements of the Registrant have not contained an adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles.  Further, there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report on the financial statements.  In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

The Trust engaged Cohen Fund Audit Services, Ltd. ("Cohen"), its new independent registered public accounting firm, as of February 23, 2016.  The selection of Cohen was approved by the Trust's Audit Committee and by the Trust's Board of Trustees.  During the two most recent fiscal years and through February 23, 2016, the Trust has not consulted with Cohen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements,  and neither a written report was provided to the Trust or oral advice was provided that Cohen concluded was an important factor considered by the Trust in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Trust has requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated May 27, 2016, is filed as an Exhibit to this N-SAR under Sub-Item 77Q(1)(f).